April 7, 2008

Board of Directors
MFB Corp.
4100 Edison Lakes Parkway, Suite 300
Mishawaka, IN 46545-3465

Re:           Registration Statement on Form S-4 of MutualFirst Financial, Inc.

Gentlemen:

Reference is made to our opinion letter, dated January 7, 2008, with respect to the fairness, from a financial point of view, to the holders of the common stock of MFB Corp. (“MFB”) of the right to receive the per share consideration to be paid by MutualFirst Financial, Inc. (“MutualFirst”) in connection with the merger of MFB with and into MutualFirst pursuant to an Agreement and Plan of Merger between MFB and MutualFirst.

The foregoing opinion letter was provided for the information and assistance of the Board of Directors of MFB in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.  We understand that MFB has determined to include our opinion in the above-referenced Registration Statement.  Our opinion is not intended to, and may not, be relied upon by MutualFirst or its stockholders.

In that regard, we hereby consent to the reference to our opinion in, and to the inclusion of such opinion as Annex C to, the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement.  By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED

STIFEL, NICOLAUS & COMPANY, INCORPORATED